UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
March 31, 2008
(Date of report; date of
earliest event reported)
Commission file number: 0-51438
RESIDENTIAL CAPITAL, LLC
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-1770738 (I.R.S. Employer Identification No.)
One Meridian Crossings
Minneapolis, Minnesota
55423
(Address of principal executive offices)
(Zip Code)
(952) 857-8700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into of Material Definitive Agreement
     On March 31, 2008, the Limited Liability Company Agreement of Residential Capital, LLC (“ResCap”) was amended and restated to create a class of preferred membership interests, a portion of which were sold to GMAC LLC (“GMAC”). A description of the amendment and restatement and sale to GMAC is contained below under “Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.”
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
     Effective March 31, 2008, the Limited Liability Company Agreement of ResCap was amended and restated to create a class of non-cumulative, non-participating, perpetual preferred membership interests (the “ResCap Preferred”) consisting of up to 872,971 units with an aggregate liquidation preference of up to $872,971,000. A copy of the Amended and Restated Limited Liability Company Agreement of ResCap is attached hereto as Exhibit 3.1.
     Also on March 31, 2008, ResCap’s parent, GMAC, contributed notes of ResCap that GMAC had previously purchased in open market purchase transactions with a face amount of approximately $1.2 billion and a fair value of approximately $607,192,000 to ResCap in exchange for 607,192 ResCap Preferred units with a liquidation preference of $1,000 per unit. ResCap cancelled the $1.2 billion face amount of notes. GMAC may, in its sole discretion, on or before May 31, 2008, contribute up to an additional approximately $340 million of ResCap notes, having a fair value of approximately $265,779,000, for additional ResCap Preferred units.
     The ResCap Preferred ranks senior in right of payment to ResCap’s common membership interests with respect to distributions and payments on liquidation, winding-up or dissolution of ResCap. The ResCap Preferred pays quarterly distributions at the rate of 13% of the liquidation preference (the “Preferred Distribution”) when, as and if authorized by ResCap’s Board of Directors. ResCap may not pay distributions on its common membership interests if any Preferred Distributions have not been paid, or sufficient funds have not been set aside for such payment, for the then-current quarterly period. Preferred Distributions are not cumulative. ResCap is currently prohibited by the Operating Agreement between it and GMAC from paying distributions on any of its membership interests. The ResCap Preferred is redeemable at ResCap’s option on any Preferred Distribution payment date if approved by ResCap’s Board of Directors, including a majority of the independent directors, in whole or in part for 100% of its liquidation preference plus any authorized but unpaid dividends on the ResCap Preferred being redeemed.
     The ResCap Preferred is exchangeable at GMAC’s option on a unit-for-unit basis into preferred membership interests (the “IB Preferred”) in IB Financing Holdings, LLC (“IB Finance”) at any time on or after January 1, 2009, so long as neither ResCap nor any of its significant subsidiaries was the subject of any bankruptcy proceeding on or before that date. The ResCap Preferred has no voting rights, except as required by law, and is not transferable by GMAC to any party other than a wholly-owned affiliate of GMAC without the consent of ResCap’s Board of Directors, including a majority of the independent directors.
     IB Finance owns GMAC Bank, an industrial loan corporation. ResCap owns the non-voting common interests (attributable to the mortgage finance operations) (the “IB Mortgage Common”) and GMAC owns the voting common interests (attributable to the automotive finance operations) (the “IB Automotive Common”) in IB Finance. ResCap and GMAC contribute capital to and share earnings and distributions from IB Finance based on the performance of the mortgage division and the automotive division of GMAC Bank, respectively. ResCap, GMAC and IB Finance have entered into an agreement (the “Exchange Agreement”) that provides that, if GMAC elects to exchange the ResCap Preferred for IB Preferred, IB Finance will allocate capital attributable to the IB Mortgage Common to the IB Preferred in an amount equal to the liquidation preference of the ResCap Preferred being exchanged, which will then be issued to GMAC. The Exchange Agreement is attached hereto as Exhibit 10.1.

     The IB Preferred ranks senior in right of payment to the IB Mortgage Common with respect to distributions and payments on liquidation, winding-up or dissolution of IB Finance. The IB Preferred has no claims to the assets attributable to the IB Automotive Common. The IB Preferred pays quarterly distributions at the rate of 10% of the liquidation preference when, as and if authorized by IB Finance’s Board of Directors out of funds attributable to IB’s mortgage finance operations. IB Finance may not pay distributions on the IB Mortgage Common interests if preferred distributions on the IB Preferred have not been paid, or sufficient funds for such payments have not been set aside, for the then-current quarterly period. Preferred distributions on the IB Preferred are not cumulative. The IB Preferred is redeemable at the option of ResCap’s independent directors on any preferred distribution payment date in whole, or in part for 100% of its liquidation preference plus any authorized but unpaid distributions on the IB Preferred. The IB Preferred has no voting rights, except as required by law, and is not transferable by GMAC to any party other than a wholly-owned affiliate of GMAC without the consent of ResCap’s independent directors.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESIDENTIAL CAPITAL, LLC
(Registrant)

Dated: April 4, 2008	/s/ James N. Young

James N. Young
Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description
3.1	Amended and Restated Limited Liability Company Agreement of Residential Capital, LLC, dated March 31, 2008

10.1	Exchange Agreement, dated March 31, 2008, among Residential Capital, LLC, GMAC LLC and IB Finance Holdings, LLC